Exhibit 1

Joint Filing Agreement
The undersigned hereby agree that a single Schedule 13D (or any amendment thereto) relating to the Common Stock of OpGen, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13D.

Dated: May 14, 2015

JVEN CAPITAL, LLC

By:	/s/ Evan Jones
Name: Evan Jones
Title: Managing Member

/s/ Evan Jones
Evan Jones